Exhibit 5.1

Opinion of Tarrant Sibley, Esq.

May 6, 2024

Hasbro, Inc.

1027 Newport Avenue

Pawtucket, RI 02861

Re: Registration Statement on Form S-3

Ladies and Gentlemen:

This opinion is furnished to you in connection with a Registration Statement on Form S-3 (the “Registration Statement”) filed by Hasbro, Inc., a Rhode Island corporation (the “Company”), with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”), relating to the registration under the Securities Act and proposed issuance and sale from time to time pursuant to Rule 415 under the Securities Act of the Company’s debt securities (the “Debt Securities”), which may be issued pursuant to a senior indenture, dated as of March 15, 2000 (as supplemented and amended, the “Senior Indenture”), between the Company and The Bank of New York Mellon Trust Company, N.A. (as successor trustee to The Bank of Nova Scotia Trust Company of New York), which is filed as an exhibit to the Registration Statement, or a subordinated indenture between the Company and the trustee to be named therein, the form of which is filed as an exhibit to the Registration Statement (the “Subordinated Indenture” and, together with the Senior Indenture, the “Indentures”).

I am the Executive Vice President, Chief Legal Officer and Corporate Secretary of the Company and have advised the Company in connection with the filing of the Registration Statement.

I have examined and relied upon signed copies of the Registration Statement as filed with the Commission, including the exhibits thereto. I, or attorneys under my supervision, have also examined and relied upon the Restated Articles of Incorporation of the Company (as amended, the “Articles of Incorporation”), the Second Amended and Restated Bylaws of the Company (the “Bylaws”), minutes of meetings of the Board of Directors of the Company (the “Board”) and such other documents, corporate records, certificates of public officials and other instruments as I have deemed necessary or advisable for the purpose of rendering this opinion. In addition, I have relied as to certain matters on information obtained from public officials and officers of the Company.

In my examination of the documents referred to above, I have assumed the genuineness of all signatures, the legal capacity of all individual signatories, the authenticity of all documents submitted to me as originals, the conformity to original documents of all documents submitted to me as copies, the authenticity of such original documents and the completeness and accuracy of the corporate records of the Company.

I am expressing no opinion herein as to the application of any federal or state law or regulation to the power, authority or competence of any party to any agreement with respect to any of the Debt Securities other than the Company.

I have assumed for purposes of my opinions below that no authorization, approval or other action by, and no notice to or filing with, any governmental authority or regulatory body or any other third party is required for the due execution, delivery or performance by the Company or, if any such authorization, approval, consent, action, notice or filing is required, it will have been duly obtained, taken, given or made and will be in full force and effect.

I have also assumed that there will not have occurred, prior to the date of issuance of the Debt Securities, any change in law affecting the validity or enforceability of such Debt Securities and that at the time of the issuance and sale of the Debt Securities, the Board (or any committee thereof acting pursuant to authority properly delegated to such committee by the Board) shall not have taken any action to rescind or otherwise reduce its prior authorization of the issuance of the Debt Securities.

I express no opinion herein as to the laws of any state or jurisdiction other than the state laws of the State of Rhode Island. To the extent that the opinions set forth herein relate to matters under the state laws of the State of New York, I have relied on the opinion of Cravath, Swaine & Moore LLP, which is being filed as Exhibit 5.2 to the Registration Statement. I also express no opinion herein with respect to compliance by the Company with the securities or Blue Sky laws of any state or other jurisdiction of the United States or of any foreign jurisdiction. In addition, I express no opinion and make no statement herein with respect to the antifraud laws of any jurisdiction.

Based upon and subject to the foregoing, I am of the opinion that:

1.

The Company has been duly incorporated and is validly existing and in good standing under the laws of the State of Rhode Island and has the power and authority to execute, deliver and perform its obligations under the agreements governing the Debt Securities.

2.

When (i) the Registration Statement and any supplements and amendments thereto (including post-effective amendments) have become effective under the Securities Act; (ii) a prospectus supplement with respect to the Debt Securities has been prepared, delivered and filed with the Commission in compliance with the Securities Act and the applicable rules and regulations thereunder; (iii) the applicable Indenture, including any supplemental indenture related thereto, relating to the Debt Securities has been duly authorized, executed and delivered and the Debt Securities have been duly authorized by the Board; (iv) the terms of the Debt Securities and of their issuance have been duly established in conformity with the applicable Indenture, and provided that such terms, when established, do not violate any applicable law or result in a default under or breach of any agreement or instrument binding upon the Company and comply with any requirement or restriction imposed by any court or governmental body having jurisdiction over the Company; (v) a definitive purchase, underwriting or similar agreement with respect to the Debt Securities has been duly authorized, executed and delivered by the Company and the other parties thereto; and (vi) the Debt Securities have been duly executed, authenticated, issued and delivered in accordance with the provisions of the applicable Indenture, including any supplemental indenture related thereto, and the applicable definitive purchase, underwriting or similar agreement, upon payment of the consideration therefor, such Debt Securities will be duly authorized.

Please note that I am opining only as to the matters expressly set forth herein, and no opinion should be inferred as to any other matters. This opinion is based upon currently existing statutes, rules, regulations and judicial decisions, and I disclaim any obligation to advise you of any change in any of these sources of law or subsequent legal or factual developments which might affect any matters or opinions set forth herein. Cravath, Swaine & Moore LLP may rely on this opinion in rendering its opinion to the Company relating to the enforceability of the Debt Securities.

I hereby consent to the filing of this opinion with the Commission as an exhibit to the Registration Statement in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Securities Act and to the use of my name therein and in the related prospectus and in any prospectus supplement under the caption “Legal Matters.” In giving such consent, I do not hereby admit that I am in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission.

Very truly yours,

By:	/s/ Tarrant Sibley
Tarrant Sibley, Executive Vice President, Chief Legal Officer and Corporate Secretary